Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Form S-1 Registration Statement of our report dated July 6, 2017, except as to the first paragraph of Note 2, as to which the date is April 25, 2018, relating to the financial statements of MoneyOnMobile, Inc., which appear in this Registration Statement and related Prospectus. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Liggett & Webb, P.A.

New York, New York
April 25, 2018